Exhibit 99.1

Air Industries Group, Inc. announces Acquisition

BAY SHORE, NY--(Marketwire – July 1, 2013) - Air Industries Group, Inc. (NYSE MKT: AIRI) (Air Industries or the Company) announced today that it has acquired certain assets and the business of Decimal Industries (Decimal) of Copiague, Long Island, New York.

Decimal is a long established Long Island based manufacturer of aerospace components whose customers include major aircraft component suppliers. Decimal specializes in aerostructure products including welded and brazed chassis structures housing electronics, radars, and avionics in aircraft. Decimal’s business will become a division of the Company’s Welding Metallurgy, Inc (WMI) subsidiary.

The two principals of Decimal will join Air Industries to aid in the transition. Decimal’s current facility has been leased for one year. It is anticipated that the Decimal operations will be relocated to the Company’s facility in Hauppauge, New York.

As part of the Decimal acquisition Air Industries also agreed with PNC Bank to restate and amend its loan agreement. This amendment reduces the interest charged by PNC on both the Revolving Credit Line and Term Loan.

Mr. Peter Rettaliata, Chief Executive Officer of Air Industries, commented: “The acquisition of Decimal Industries brings important strategic benefits to our Welding Metallurgy subsidiary. Since becoming part of Air Industries in 2007, WMI has evolved from a provider of welding services to a manufacturer of aircraft aerostructures, ground support equipment and complex tubing assemblies. The acquisition of Decimal brings new and complementary technical capabilities, new product lines and strategically important new customers to WMI.

“Revenue at WMI has increased 375% from approximately $4.0 in 2008 – the first full year as part of Air Industries – to nearly $15 million in 2012. We are hopeful that the acquisition of Decimal’s business will further accelerate this growth.”

For additional information, please call 631.881.4913 or ir@airindustriesgroup.com

ABOUT AIR INDUSTRIES GROUP, INC.

Air Industries Group, Inc. (NYSE MKT: AIRI) is an integrated manufacturer of precision components and provider of supply chain services for the aerospace and defense industry. The Company has over 50 years of experience in the industry and has developed leading positions in several important markets that have significant barriers to entry. With embedded relationships with many leading aerospace and defense prime contractors, the Company designs and manufactures structural parts and assemblies that focus on flight safety, including landing gear, arresting gear, engine mounts and flight controls. Air Industries Group also provides sheet metal fabrication, tube bending, and welding services.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group, Inc.
631.881.4913
ir@airindustriesgroup.com